Exhibit 10.10

April 19, 2017

Confidential

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omission.

Manufacturing & Supply Agreement

This Manufacturing and Supply Agreement (the “Agreement”) is made as of this 25 day of April, 2017 (the “Effective Date”), by and between Zavante Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, USA, with a place of business located at 11750 Sorrento Valley Road, Suite 250, San Diego California 92121, USA (“Zavante”) and Fisiopharma, S.r.l., a corporation organized under the laws of Italy, with a place of business located at Via Andrea Appiani, 22, 20121 Milano, Italy (“Fisiopharma”).

WHEREAS, Zavante holds certain intellectual property rights to a finished dosage form of fosfomycin disodium for intravenous injection (the “Finished Drug Product”)

WHEREAS, Fisiopharma is a manufacturer of finished and bulk drug products wishes to manufacture and supply fosfomycin disodium for intravenous injection in the primary container closure system (“Bulk Drug Vials”) to Zavante on an exclusive basis for the Territory (as such term is defined below);

WHEREAS, Zavante desires a supply of commercial quantities of Bulk Drug Vials; and

WHEREAS, Zavante and Fisiopharma also desire to enter into a Quality Agreement with respect to the manufacturer of the Bulk Drug Vials, as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Fisiopharma and Zavante (each, a “Party” and, collectively, the “Parties”) agree as follows.

1.                                      Scope of Agreement

1.1                               This Agreement shall apply to all purchases of Bulk Drug Vials by Zavante from Fisiopharma-during the term of this Agreement.

1.2                               This Agreement does not constitute a purchase order.  Purchases under this Agreement shall be made only with purchase orders issued by Zavante to Fisiopharma (each, a “Purchase Order”).  The Purchase Order shall set forth the quantities of Bulk Drug Vials desired, the desired delivery date and the desired destination for delivery.  All terms and conditions of the Purchase Orders shall apply, provided that in the event of a conflict between the terms of any Purchase Order, order acknowledgement, packaging slip or other documentation, and the terms of this Agreement, the terms of this Agreement shall control, unless such documentation expressly states that it overrides conflicting terms of this Agreement and is signed by each of the Parties.

1.3                               All Bulk Drug Vials sold by Fisiopharma to Zavante will be manufactured by Fisiopharma in accordance with the terms of this Agreement.

2.                                      Technology Transfer

2.1                               Technology Transfer.  Zavante shall assist Fisiopharma with the transfer of the relevant manufacturing and analytical technology required to manufacture the Bulk Drug Vials at Fisiopharma’s facility located at Nucleo Industriale, 84020, Palomonte (SA), Italy (the “Facility”), to the extent such transfer is consistent with Zavante’s legal obligations to any third parties.  Zavante shall bear the costs associated with such technology transfer in accordance with the amounts set forth in Schedule A.  Under no circumstances will Zavante be liable for any additional costs associated with technology transfer except pursuant to a written amendment to this Agreement or a Purchase Order issued by Zavante and subject to the terms and conditions of this Agreement.  Payment terms for reimbursement of technology transfer costs shall be net [**] following Zavante’s acceptance of the completed Technology Transfer Deliverables (as set forth in Schedule A).

3.                                      Manufacturing

3.1                               Fisiopharma shall manufacture, test, package, store, code, release and deliver the Bulk Drug Vials at the Facility, in accordance with the specifications set forth on Schedule B attached hereto, as may be updated by Zavante from time to time upon written notice to Fisiopharma (the “Specifications”), Applicable Laws (as defined in Section 9.1.1), the NDA (as defined in Section 3.4), and the Quality Agreement (as defined in Section 10.1).  Fisiopharma shall procure and provide all labels, packaging, materials components and containers required to manufacture the Bulk Drug Vials in accordance with the Specifications, except for the API Mixture, which will be provided by Zavante in accordance with Section 3.6.  If Fisiopharma wishes to make any change to the Specifications (including, but not limited to, any change that could affect the purity, potency, identity and/or physical properties of the Bulk Drug Vials or the site of its manufacture), or if Fisiopharma believes that a change is required by (a) any regulatory agency which has jurisdiction over Zavante, Fisiopharma and/or the Bulk Drug Vials; or (b) the U.S. Pharmacopoeia, Fisiopharma shall notify Zavante in writing in advance thereof and comply with the requirements of Sections 3.2 and 3.3 prior to implementing such change. Such notification shall describe the proposed change in sufficient detail so as to permit Zavante to understand the reasons for the proposed change and evaluate the impact of such change on its development plans, its plans to seek regulatory approval and its commercialization plans with respect to Bulk Drug Vials.

3.2                               If any change to the Specifications requires the approval of the U.S. Food and Drug Administration and any successor agency of the U.S. government (the “FDA”), other governmental agency or any foreign regulatory agency equivalent to the FDA, each having jurisdiction over Bulk Drug Vials or Zavante’s marketing of the Bulk Drug Vials (each a “Regulatory Agency”), such change shall not be implemented until each Regulatory Agency has approved such change in writing and Zavante has had sufficient time to adopt and implement such change into its operations.  For the avoidance of doubt, Fisiopharma shall not supply to Zavante hereunder, and Zavante shall have no obligation to accept any Bulk Drug Vials from Fisiopharma manufactured in contravention of this Section 3.2.

3.3                               Without limiting the generality of Sections 3.1 or 3.2, under no circumstances shall Fisiopharma change the Specifications without Zavante’s prior written approval, in its sole discretion.

3.4                               Fisiopharma will undertake, at its own cost and expense, all commercially reasonable steps necessary to enable Zavante to secure from the relevant Regulatory Agencies approval of Fisiopharma as a source of supply of Bulk Drug Vials to be marketed in the United States, its territories and possessions (the “Territory”).  Without limiting the generality of the foregoing, Fisiopharma will supply to Zavante, as soon as possible, sufficient quantities of Bulk Drug Vials to enable Zavante to support the filing of one or more New Drug Application (or Abbreviated New Drug Application, if applicable) (the “NDA”), together with all amendments and supplements thereto, referencing Fisiopharma as its supplier of Bulk Drug Vials.  Fisiopharma will be responsible for procuring and maintaining all regulatory filings and any other compliance efforts related to the Facility and the manufacturing the Bulk Drug Vials that are required in order to obtain approval from the FDA of Zavante’s NDAs referencing Bulk Drug Vials and equivalent approvals from Regulatory Agencies in the Territory, at no additional cost to Zavante. However, in the event that Fisiopharma is assessed fees as a “Foreign FDF Facility” under the U.S. Generic Drug User Fee Amendments of 2012 (U.S. Pub. L. 112-144, Title III) (“GDUFA”) as a direct result of Fisiopharma’s supply of the Bulk Drug Vials to Zavante under this Agreement, Fisiopharma will invoice Zavante for Zavante’s portion of the “Foreign FDF Facility” GDUFA fee, and Zavante will pay the invoiced amount promptly.  Notwithstanding the foregoing, in the event that Fisiopharma is assessed fees as a “Foreign FDF Facility” under

GDUFA in connection with manufacturing activities performed for any Third Parties in addition to Zavante, the amount of such fee charged to Zavante will be shared equally between Zavante and such Third Parties.

3.5                               Fisiopharma shall test, or have tested, each lot of Bulk Drug Vials manufactured for Zavante by Fisiopharma, using the analytical testing methodologies that are set forth in the Specifications.  With each shipment of Bulk Drug Vials, Fisiopharma shall deliver to Zavante certificates of analysis and compliance from Fisiopharma: (a) stating that the Bulk Drug Vials being shipped have been tested and conform to the Specifications; (b) setting forth in detail the testing methodology employed by Fisiopharma in making the foregoing determination and the results generated by such tests; and (c) confirming compliance with the regulations set forth in United States Code of Federal Regulations Section 21, Parts 210—211, 820 and Section 21 Subchapter C (Drugs) (“cGMP”) and other Applicable Laws.

3.6                               Zavante shall purchase and arrange to have shipped to Fisiopharma [DDU (Incoterms 2010)] sufficient quantities of the active pharmaceutical ingredient, sterile fosfomycin sodium meeting European Pharmacopoeia 02/2008: 1329 monograph specifications (the “API”), blended with succinic acid (together, the “API Mixture”) exclusively for Fisiopharma to manufacture the Bulk Drug Vials for Zavante.  Under no circumstances shall Fisiopharma: (a) use the API Mixture for any purpose other than manufacturing the Bulk Drug Vials for Zavante; (b) supply the API Mixture to any third party; or (c) make any disclosure of, or grant any license over, the API Mixture or any analytical methods, procedures or Confidential Information provided by Zavante or developed by Fisiopharma in the course of performing services for Zavante under this Agreement, without prior written approval from Zavante in its sole discretion.  The initial value of the API Mixture is [**] Euros (€[**]) per Kilogram of API Mixture, subject to adjustment by Zavante from time to time.

3.7                               Fisiopharma will give Zavante a monthly inventory report of the API Mixture held by Fisiopharma, which will contain the following information for the month:

3.7.1                     Quantity Received:  The total quantity of API Mixture that complies with the Specifications and is received at the Manufacturing Services Site during the applicable period);

3.7.2                     Quantity Dispensed: The total quantity of API Mixture dispensed by Fisiopharma during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of API Mixture that complies with the Specifications held at the beginning of the applicable period, less the inventory of API Mixture that complies with the Specifications held at the end of the period. The  Quantity  Dispensed  will  only  include  API Mixture  received  and dispensed in commercial manufacturing of the Bulk Drug Vials and will not include any (a) API Mixture that must be retained by Fisiopharma as samples; (b) API Mixture contained in Bulk Drug Vials that must be retained as samples; (c) API Mixture used in testing (if applicable); and (d) API Mixture received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period; and

3.7.3                     Quantity Converted: The total amount of API Mixture contained in the Bulk Drug Vials manufactured with the Quantity Dispensed, delivered by Fisiopharma, and not rejected, recalled or returned in accordance with this Agreement due to Fisiopharma’s failure to manufacture the Bulk Drug Vials in accordance with Specifications, cGMP, and other Applicable Laws.

Within [**] after the end of each calendar year, Fisiopharma will prepare an annual reconciliation of API Mixture on the reconciliation report form including the calculation of the “Actual Annual Yield” or “AAY” for the Bulk Drug Vials during the calendar year. AAY is the percentage of the Quantity Dispensed that was converted to Bulk Drug Vials, and is calculated as follows:  Quantity Converted during the calendar year multiplied by Quantity Dispensed during the calendar year, expressed as a percentage.

3.8                               Unless otherwise agreed, after Fisiopharma has produced a minimum of [**] successful commercial production batches of Bulk Drug Vials and has produced commercial production batches for at least [**], the Parties will mutually agree on the target yield for the Product (“Target Yield”). The Target Yield will be revised annually to reflect the actual manufacturing experience as agreed to by the Parties.

If the Actual Annual Yield increases or decreases by more than [**] percent ([**]%) from the respective Target Yield in a calendar year, then the Parties agree to discuss, in good faith, an appropriate financial adjustment. It will not be a material breach of this Agreement by Fisiopharma if the Actual Annual Yield is less than the Target Yield.

3.9                               The Parties agree to work together to develop and implement cost improvement measures related to the manufacture of the Bulk Drug Vials. Either Party may propose cost improvement measures, but the implementation of, and any investments required in connection with, such cost improvement investments shall require written approval of both Parties. Following agreement of the Parties, each Party will be entitled to receive reimbursement for reasonable costs which it incurred in developing and implementing such cost improvements. Cost improvement benefits shall be allocated equitably between the Parties and will be reflected in mutually agreeable adjustments to the Price.

4.                                      Forecasts; Supply Commitment

4.1                               In order to assist Fisiopharma in planning the production runs for the Bulk Drug Vials, Zavante shall use its commercially reasonable efforts to provide to Fisiopharma, at least [**] prior to the beginning of each [**], a [**] rolling forecast of the quantities of Bulk Drug Vials required by Zavante, by month, for the following [**] period.  Zavante shall deliver the first such forecast to Fisiopharma as soon as reasonably practicable following the execution of this Agreement, and will update the forecast every [**] thereafter.  Zavante may, at its discretion, update such forecast more frequently.  It is understood that all such forecasts are intended to be Zavante’s estimates of its purchase requirements and they shall not be binding upon Zavante; however, Fisiopharma shall, at minimum, supply the amounts specified in Section 4.3.

4.2                               After the Finished Drug Product has received approval for marketing from a Regulatory Agency and has been made generally commercially available (hereinafter “Commercial Launch”), Fisiopharma shall, within [**] after Zavante has provided its [**] forecast, notify Zavante in writing of any prospective problems it might have with respect to supplying Zavante’s forecasted order quantities.  Upon receipt of such notice, the Parties shall promptly discuss the inability to supply the amounts forecasted by Zavante and work in good faith to agree upon revised forecast amounts.  Failing agreement, Zavante’s last submitted forecast shall be deemed to be the new [**] forecast.

4.3                               Zavante shall place firm Purchase Orders for Bulk Drug Vials with Fisiopharma at least [**] prior to requested delivery date, except for the Purchase Orders for the [**] after receipt of NDA Approval for the Bulk Drug Vials, which may be submitted only [**], respectively, prior to the requested delivery dates.  Subject to such lead-time requirements, Fisiopharma shall deliver to Zavante’s designated facility during any given month, pursuant to Purchase Orders provided under Section 3.4, the amount specified in the Purchase Order therefor, which amount may be up to the greater of (a) the amount specified in the most recent forecast for such month or (b) [**] percent ([**]%) of Zavante’s average monthly purchases for the previous [**] (the “Supply Commitment”), depending in the agreed batch size.  In addition, Fisiopharma shall use its best efforts to deliver any and all ordered amounts in excess of the Supply Commitment.

4.4                               Zavante shall provide to Fisiopharma Purchase Orders for Bulk Drug Vials within the lead times set forth in Section 4.3 of this Agreement.  Within [**] after the date that a Purchase Order is submitted (the “Order

Date”), Fisiopharma shall acknowledge receipt of Zavante’s Purchase Order and confirm that the amounts of Bulk Drug Vials ordered in the Purchase Order, subject to Section 4.3, will be timely supplied.

4.5                               Fisiopharma agrees to maintain at the Facility a rolling [**] safety stock of all materials and components required to be used for the manufacture of the Bulk Drug Vials based on the [**] rolling forecast.   Fisiopharma will promptly notify Zavante if Fisiopharma’s manufacturing capacity at the Facility will be insufficient to fill a Purchase Order submitted by Zavante.  Such notice will include the expected duration of the shortage and its impact on the supply of Bulk Drug Vials to Zavante.  Such notification shall not operate to relieve Fisiopharma of their obligations to deliver the ordered amounts of Bulk Drug Vials or affect Zavante’s right to pursue any remedies that may be available to it.  Fisiopharma will use its best efforts to mitigate the impact on Zavante of shortages or other constrained capacity.  The obligations of Fisiopharma to maintain the safety stock specified herein shall commence as of the Commercial Launch.

4.6                               Zavante shall provide Fisiopharma a Long-Range Outlook of Zavante’s requirements for Bulk Drug Vials within [**] after filing the NDA with the FDA (“Long-Range Outlook”). The Long-Range Outlook shall be for [**] and Zavante shall update the Long-Ranch Outlook every [**] during the term of this Agreement. The initial Long-Range Outlook will be used by the Parties to mutually agree upon the appropriate manufacturing capacity to be reserved for production of Bulk Drug Vials for Zavante at the Facility. At each update of the Long-Range Outlook, the Parties will review the capacity reserve and may need to mutually agree upon one or more capacity plans to expand the manufacturing capacity for Bulk Drug Vials for Zavante (“Capacity Increase Plan”). The Capacity Increase Plan will identify in detail the scope of the activities to be performed with appropriate capacity triggers to ensure uninterrupted supply of Bulk Drug Vials. The Capacity Increase Plan must include all necessary Facility, process and infrastructure investments and corresponding changes in the Bulk Drug Vial pricing once additional capacity is online and supplying Bulk Drug Vials to Zavante. All Long-Range Outlooks are for planning purposes only and shall not be binding on any Party.

5.                                      Order; Delivery

5.1                               Each Purchase Order for Bulk Drug Vials shall specify the quantity of Bulk Drug Vials ordered and the required delivery date and destination, consistent with the terms of this Agreement.  Such delivery dates are “on dock” at Zavante’s designated facility for such delivery.  Deliveries must be made on normal business days of the designated facility unless otherwise coordinated.

5.2                               Delivery of Product shall be EXW (Incoterms 2010) the Facility. Fisiopharma shall arrange for shipping of the Bulk Drug Vials, with a carrier designated by Zavante, in the manner customarily arranged for its own products from the point of manufacture to the destination specified by Zavante.  Fisiopharma shall promptly notify Zavante of the expected delivery date of each order to enable receipt to be coordinated.  Fisiopharma shall arrange for export clearances and loading at the port of departure. Expenses for special packaging, export or customs agents, shall be included in Fisiopharma’s invoice and paid by Zavante.  Zavante shall arrange for insurance from the Facility to the ultimate destination and import customs clearances at the destination country.  Zavante shall be responsible for all loading charges, freight, insurance, import customs clearances, export, special packaging, and other shipping expenses from the Facility to the ultimate destination. Title to the Bulk Drug Vials and risk of loss, delay or damage in transit for Bulk Drug Vials purchased by Zavante shall pass to Zavante when a shipment of the Product is placed at the disposal of Zavante’s carrier at the Facility.

5.3                               Each shipment of Bulk Drug Vials shall include certificates of analysis and compliance, which include, without limitation, a statement of compliance with cGMP, and such other documentation and information as may be necessary or desirable for complying with import, export and customs laws, regulations and requirements as applicable.

6.                                      Purchase Commitment; Price; Payment

6.1                               Subject to Section 6.3, Zavante agrees to purchase from Fisiopharma the quantity of Bulk Drug Vials required to manufacture a minimum of [**] percent ([**]%) of the annual Finished Drug Product intended by Zavante for commercial sale in the Territory during the term of this Agreement (the “Purchase Commitment”).  From time to time during the Term, Zavante will consider increasing the Purchase Commitment based upon Fisiopharma’s on-time delivery performance and manufacturing capacity for the Bulk Drug Vials.  Notwithstanding the foregoing, (a) Zavante shall be entitled to take such steps as are necessary to qualify one or more alternative Bulk Drug Vials suppliers at any time during the term of this Agreement; and (b) Zavante shall be relieved of such Purchase Commitment in the event that Fisiopharma is unwilling or unable to manufacture and deliver the Purchase Commitment to Zavante.

6.2                               The price for the Bulk Drug Vials purchased by Zavante hereunder is set forth in Schedule C (the “Price”).

6.3                               Zavante shall have no obligation to comply with its Purchase Commitment in the event of breach by Fisiopharma of any of the terms set forth herein which breach is not cured within the period set forth in Section 11.2.  In the event the Purchase Commitment terminates pursuant to this Section 6.3, Fisiopharma shall be obligated to continue to perform under the terms of this Agreement.

6.4                               Fisiopharma shall issue its invoice to Zavante at the time of shipment. Each invoice shall set forth, in Euros, the applicable Price for the shipment properly determined in accordance with the provisions of this Agreement. Payment of the invoice by Zavante shall be within [**] following receipt of each such invoice.  Payment shall be subject to the inspection and acceptance procedures set forth in Section 7.  Zavante may withhold payment of that portion of any invoice that it disputes in good faith pending resolution of such dispute.  All invoices and payments shall be in Euros.

7.                                      Inspection of Shipments

7.1                               Zavante shall visually inspect or have visually inspected the Bulk Drug Vials delivered hereunder for obvious damage and/or shortage (collectively, “Obvious Damage”) immediately upon receipt and shall provide Fisiopharma with written notice of any such Obvious Damage within [**] after receipt.  Zavante shall be deemed to have accepted any shipment of Bulk Drug Vials but only with respect to Obvious Damage, unless Fisiopharma receives the written notice required within the [**] time period specified above.  At its discretion, Zavante may also test, or have tested, any lot of Bulk Drug Vials supplied to Zavante.

7.2                               Promptly after discovery, Zavante may provide Fisiopharma with written notice of any non-obvious damage, including adulteration of the Bulk Drug Vials, failure to meet Specifications, or other latent damage (collectively, “Non-Obvious Damage”).  Obvious Damage and Non-Obvious Damage shall hereinafter be collectively referred to as “Damage.”

7.3                               Zavante may reject any portion of any shipment of Bulk Drug Vials which contains any Damage by providing written notice to Fisiopharma of its rejection.  Zavante agrees to provide Fisiopharma’s Quality Control Department with documentation of Damage to confirm the existence thereof in connection with any notice of rejection.

7.4                               If Fisiopharma and Zavante disagree as to the existence of Damage, then they will diligently and in good faith repeat the analyses of samples from the shipment in question and implement suitable controls to determine the source of the discrepancy in results and the cause of any detected Damage, applying all objective and sound principles of scientific investigation.  If, after such repeated analyses, Fisiopharma and Zavante continue to disagree, they will then submit representative samples of the shipment to a mutually acceptable independent testing lab and the results of said lab shall be binding on Fisiopharma and Zavante.  The costs associated with such submission shall be borne by the Party against which the lab decided.

7.5                               Provided Zavante provides notice of the Damage claimed within [**] of receipt of the allegedly Damaged Bulk Drug Vials in the case of Obvious Damage and promptly following the date on which Zavante becomes aware of the allegedly Damaged Bulk Drug Vials in the case of Non-Obvious Damage, whether or not Fisiopharma accepts Zavante’s basis for rejection, promptly on receipt of a notice of rejection and/or shortage, Fisiopharma shall, at Zavante’s request, reimburse Zavante for the cost of the API Mixture used to manufacture such Damaged Bulk Drug Vials and (a) at no additional cost to Zavante, deliver to Zavante quantities of replacement Bulk Drug Vials equal to the rejected or short quantities as soon as reasonably practicable thereafter, and in no event more than [**] after such notice is given; or (b) refund the invoice price for the Damaged Bulk Drug Vials.  Fisiopharma will use expedited means of transport, if so requested by Zavante, at Zavante’s expense unless the Bulk Drug Vials being replaced are determined to have been Damaged.  Any return of Damaged Bulk Drug Vials to Fisiopharma shall be at Fisiopharma’s expense.

8.                                      Confidentiality and Intellectual Property Rights

8.1                               Confidentiality.  During the term of this Agreement and for a period of [**] following termination of this Agreement, Fisiopharma agrees not to publish, disclose or use for any purpose other than its performance hereunder, any Zavante Intellectual Property (as such term is defined in Section 8.2), or any information which is designated by Zavante as proprietary or confidential, including any and all technical information related to the API, the API Mixture or the Bulk Drug Vials (collectively, the “Products”), and any know-how associated therewith, whether or not identified or labeled as confidential information (“Confidential Information”), including, without limitation, information stored on audio or video tapes and disks, or information or knowledge visually acquired by or generated by Fisiopharma personnel in the form of written notes and memoranda memorializing information or knowledge acquired visually, aurally or orally in the course of its performance hereunder. Fisiopharma shall limit disclosure of Confidential Information to only those of its officers and employees who are directly concerned with the performance of this Agreement, on a need-to-know basis.  Fisiopharma shall advise such officers or employees, upon disclosure of any Confidential Information to them, of the confidential nature of the Confidential Information and the terms and conditions of this Section 8.1, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such officers and employees.

The Parties agree that the following shall not be considered Confidential Information subject to this Agreement: (a) information that is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement; (b) information that Fisiopharma can establish in writing was in its possession prior to the time of disclosure by Zavante and was not acquired, directly or indirectly, from Zavante; (c) information that Fisiopharma lawfully receives from a third party; provided, however, that such third party was not obligated to hold such information in confidence; (d) information that, prior to the Zavante’s disclosure thereof, was independently developed by Fisiopharma without reference to any Confidential Information as established by appropriate documentation; and (e) information that Fisiopharma is compelled to disclose by a court, administrative agency, or other tribunal; provided however, that in such case Fisiopharma shall immediately give as much advance written notice as feasible to Zavante to enable Zavante to exercise its legal rights to prevent and/or limit such disclosure.  In any event, Fisiopharma shall disclose only that portion of the Confidential Information that, in the opinion of Fisiopharma’s legal counsel, is legally required to be disclosed and will exercise its best efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court, administrative agency or tribunal.

All Confidential Information shall remain the property of Zavante.  Upon the termination of this Agreement, or at any time upon the request of Zavante, Fisiopharma shall immediately return or destroy any Confidential

Information in Fisiopharma’s possession, custody or control, except that Fisiopharma may keep one (1) physical copy for archival purposes.  Confidential Information in digital form may be retained for archival and/or regulatory purposes only if stored in a way that restricts access to persons with a legitimate need to know and commercially reasonable efforts are used to prevent additional copies from being made.  Zavante’s failure to request the return of Confidential Information shall not relieve Fisiopharma of its confidentiality obligations under this Agreement.

Fisiopharma acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Section 8.1 shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, in the event of a breach or threatened breach by Fisiopharma of this Section 8.1, Zavante shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section 8.1 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from Fisiopharma. The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information of Zavante.

8.2                               Intellectual Property.

(a)                                 For the purposes of this Agreement, “Zavante Intellectual Property” shall refer to (i) all inventions, discoveries, know-how, information, data, writings, and other intellectual property, in any form whatsoever, both tangible and intangible, developed by or on behalf of Fisiopharma, Zavante or Zavante’s licensor for the Products, in the course of performance under this Agreement that relate, directly or indirectly, to any of the Products (each, an “Product Development”); and (ii) all trademarks, service marks, trade names, domain names, trade dress, logos, patents, patent applications, inventions, discoveries, technology, know-how, trade secrets, data, registered and unregistered design rights, copyrights, author rights, database and sui-generis rights and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications, and rights to apply for such registrations, owned by or licensed to Zavante prior to the Effective Date. All Zavante Intellectual Property is and shall remain the property of Zavante.  Zavante hereby grants to Fisiopharma, a non-exclusive, non-transferable, and without any right to sublicense, license to use, exploit, reproduce and distribute any Zavante Intellectual Property solely to the extent necessary to perform Fisiopharma’s obligations to manufacture the Bulk Drug Vials for Zavante hereunder, and solely during the Term of this Agreement. Fisiopharma shall acquire no other right, title or interest in the Zavante Intellectual Property as a result of its performance hereunder, and for no other purpose.

(b)                                 In the event that Zavante decides to file one or more patent applications (or file any other exclusive rights, or otherwise constitute as exclusive rights) covering, partially or totally, any Product Development, Fisiopharma shall, at Zavante’s request and expense, assist Zavante in the preparation and prosecution of such patent application(s) and shall execute all documents deemed necessary by Zavante for the filing thereof.

(c)                                  In no circumstance without the written permission of Zavante shall Fisiopharma be entitled to reverse engineer the API, the API Mixture or the Bulk Drug Vials to circumvent any Zavante Intellectual Property or Confidential Information.

9.                                      Representations and Warranties

9.1                               Fisiopharma hereby represents, warrants and covenants as follows:

9.1.1                     At all times during the term of this Agreement, Fisiopharma’s facilities shall remain in compliance with, and the Bulk Drug Vials shall be manufactured and delivered in compliance with, all Applicable Laws, including but not limited to, the provisions of the Federal Food, Drug and Cosmetic Act, as amended from time to time (the “Act”); cGMP, including the FDA’s Guidance for Industry, Manufacturing, Processing or Holding

Active Pharmaceutical Ingredients, March 1998, and any updates thereto; FDA’s regulations for drug establishment registration; the Specifications; the other rules and regulations promulgated under the Act relating to the manufacture of pharmaceutical products; and equivalent laws, regulations and standards promulgated by Regulatory Agencies in all jurisdictions for which Zavante has given notice to Fisiopharma (collectively, the “Applicable Laws”).

9.1.2                     No Bulk Drug Vials constituting or being a part of any shipment to Zavante shall at the time of any such shipment be adulterated within the meaning of the Act, or the rules and regulations promulgated thereunder, as such law, rule or regulation is constituted and in effect at the time of any such shipment.

9.1.3                     All Bulk Drug Vials supplied to Zavante hereunder: (a) shall comply with the Specifications; (b) shall have been manufactured, stored and shipped in accordance with the Specifications, applicable approvals from Regulatory Agencies and all Applicable Laws; (c) may be introduced into public commerce consistent with the intended use for Bulk Drug Vials pursuant to Applicable Laws; and (d) will have, at the time of shipment, a remaining shelf life of not less than the then-current, registered shelf life for the Bulk Drug Vials less [**]. As an example, if the registered shelf life is [**], Zavante will only be required to accept product with [**] of remaining shelf life. Exceptions to the shelf life requirements set forth in this Section 9.1.3 will be discussed in a good faith by the Parties.

9.1.4                     All necessary licenses, permits or approvals required by Applicable Laws in connection with the manufacture, storage, and shipment of Bulk Drug Vials, including without limitation permits related to manufacturing facilities shall be obtained and maintained.

9.1.5                     Fisiopharma will: (a) respond fully and accurately to all inquiries directed to it by the FDA or any other Regulatory Agency that may impact the quality or timely delivery of Bulk Drug Vials and promptly notify Zavante of same; (b) assist Zavante in responding to inquiries directed to Zavante by the FDA or other Regulatory Agencies; and (c) provide the FDA or other Regulatory Agencies with such information and data as is requested by the FDA or other Regulatory Agencies with respect to the manufacture, use, route of synthesis and testing of the Bulk Drug Vials.

9.1.6                     The Facility is in full compliance with cGMP.

9.1.7                     Fisiopharma has disclosed to Zavante all warning letters or similar notices relating to its manufacturing facilities or import alerts (including FDA Form 483’s), if any, for products manufactured in its facilities issued during the last [**] and Fisiopharma will during the term disclose in timely fashion all such letters, alerts and notices.

9.1.8                     Fisiopharma has, and shall maintain, sufficient facilities, personnel and resources to meet its obligations to supply Bulk Drug Vials under this Agreement.

9.1.9                     Fisiopharma is not aware of any claim by a third party that Fisiopharma’s process for manufacturing the Bulk Drug Vials supplied hereunder would infringe, misappropriate or violate any patent, trade secret or other intellectual property right of such third party.

9.1.10              Fisiopharma does not employ, engage or otherwise use any child or forced labor in any form, and will comply with all Applicable Laws regarding employee compensation, employment rights, health and safety conditions and environmental protection.

9.2                               Zavante hereby represents, warrants and covenants that, to Zavante’s knowledge (after reasonable inquiry and investigation), the Bulk Drug Vials will not infringe, misappropriate or violate any third party patent, trade secret or other intellectual property right in effect during the term of this Agreement in the United States or

Canada (provided, that Zavante’s representation does not extend to any infringement, misappropriation or violation that arises out of or relates to Fisiopharma’s process for manufacturing the Bulk Drug Vials).

9.3                               Each Party represents and warrants that all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement has been taken, it has the full right and authority to enter into this Agreement and perform its obligations hereunder and that it is not aware of any obligations owed to third parties that would conflict with its ability to perform its obligations hereunder.

9.4                               If requested in writing by Zavante, Fisiopharma shall permit Zavante or its authorized representatives to inspect Fisiopharma’s facilities and records and be given access to Fisiopharma’s personnel (at reasonable times, upon reasonable advance notice and in the company of an Fisiopharma representative, as the case may be, during normal business hours), to the extent Zavante deems reasonably necessary to enable Zavante to verify compliance by Fisiopharma with its obligations under this Agreement and to verify compliance with any Applicable Laws.

9.5                               Zavante shall provide Fisiopharma copies of product complaints, or notices or inquiries from the FDA or other Regulatory Agencies, which raise issues with respect to the manufacture or product quality of the Bulk Drug Vials provided by Fisiopharma to Zavante.  Fisiopharma shall fully and appropriately investigate such matters and provide Zavante with a report of its investigation.  In the event that Fisiopharma receives any complaint, claims or adverse reaction reports regarding Finished Drug Product or Bulk Drug Vials, including notices from the FDA regarding any alleged regulatory non-compliance of Finished Drug Product, Fisiopharma shall promptly and not more than [**] after receipt, provide to Zavante all information contained in the complaint, report or notice and such additional information regarding Finished Drug Product as Zavante may reasonably request.  Fisiopharma shall comply, at a minimum, with FDA requirements for complaint handling with respect to such complaints, claims or adverse reaction reports.

9.6                               Zavante and Fisiopharma each further represents and warrants that it shall comply with all Applicable Laws in the performance of its obligations hereunder.

9.9                               Fisiopharma shall promptly notify Zavante of any problems or unusual production situations that have, or are reasonably likely to have, an adverse effect on Fisiopharma’s ability to perform its obligations hereunder or to deliver the Bulk Drug Vials to Zavante in a timely manner.  In addition, Fisiopharma shall notify and, if applicable, provide copies of any notices or communications to, Zavante of any FDA or other governmental agency inspection, investigation or other inquiry or communication relating to the manufacture of the Bulk Drug Vials or to any facility at which the Bulk Drug Vials is manufactured, including, but not limited to, any FDA FORM 483 or warning letter, promptly and not more than [**] after Fisiopharma becomes aware of such inspection, investigation or other inquiry or communication and shall promptly thereafter provide to Zavante a written summary of all findings and corrective actions taken or planned by Fisiopharma, including any written responses from Fisiopharma to the FDA or other governmental agency.  Such notices shall not operate to relieve Fisiopharma of their obligations to deliver the ordered amounts of Bulk Drug Vials or affect Zavante’s right to pursue any remedies that might be available to it.

9.10                        Fisiopharma each covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. § 335(a) or (b).  Fisiopharma each represents that it does not currently have, and covenants that it will not hire, as an officer or an employee, any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Act.

9.11                        Each Party shall maintain insurance as follows:

9.11.1              Fisiopharma shall maintain commercial general liability insurance and product liability insurance with a minimum limit per occurrence or accident of €[**] and an annual aggregate limit of €[**] for the term of this Agreement and for [**] thereafter.  Upon request, Fisiopharma shall € provide Zavante with copies of insurance certificates reflecting the above.

9.11.2              Zavante shall maintain commercial general liability insurance with a minimum limit per occurrence or accident of $[**] and an annual aggregate limit of $[**] and product liability insurance with a minimum limit per occurrence or accident of $[**] and an annual aggregate limit of $[**] for the term of this Agreement and for [**] thereafter.  Notwithstanding the foregoing, Zavante shall increase its insurance coverage as reasonably prudent in connection with the Commercial Launch.  Upon request, Zavante will provide to Fisiopharma copies of insurance certificates reflecting the above.

9.1                               Fisiopharma shall immediately notify Zavante of any information of the following kind about Bulk Drug Vials provided to Zavante:

9.12.1              information indicating that shipped product has not been manufactured or supplied in accordance with the Specifications, cGMP, this Agreement or in compliance with Applicable Laws; and

9.12.2              information concerning any bacteriological contamination, or any significant chemical, physical or other changes or deterioration in the API Mixture, the shipped Bulk Drug Vials, or the failure of one or more shipped lots of Bulk Drug Vials to meet Specifications, including stability parameters.

10.                               Quality and Regulatory Matters.

10.1                        Quality Agreement. Within [**] following the execution of this Agreement, but before production of Registration Lots (as such term is defined in Schedule A) the Parties shall in good faith negotiate and execute a Quality Agreement concerning the Bulk Drug Vials (the “Quality Agreement”). Upon execution and delivery of the Quality Agreement by both Zavante and Fisiopharma, the Quality Agreement shall automatically become part of this Agreement, and any breach of the Quality Agreement shall be deemed a breach of this Agreement.

10.1.1              The terms contained in the Quality Agreement are intended to complement the terms of this Agreement, and they shall be interpreted as complementary to the extent possible. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement shall control with respect to quality control and quality assurance matters related to the Bulk Drug Vials (including, without limitation, manufacturing, testing, storage, release, change management and validation activities), and this Agreement shall control with respect to all other matters. The inclusion of a particular term or level of detail in the Quality Agreement where such term or level of detail is absent from this Agreement shall not be deemed to constitute a conflict between the two agreements.  Only where competing terms in the two agreements conflict in terms of the principal focus of an express prescription or prohibition in the agreements shall a conflict between the two agreements be deemed to exist.

10.2                        Recalls. Fisiopharma and Zavante will each maintain records necessary to permit voluntary and involuntary recalls or other related actions of Finished Drug Product delivered by Zavante to its customers (collectively, “Recalls”). Each Party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Finished Drug Product or which might result in the Recall or seizure of the Finished Drug Product. Upon receiving this notice or upon this discovery, Fisiopharma will stop making any further shipments of any Bulk Drug Vials in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. Zavante will have the responsibility for handling customer returns of the Finished Drug Product, and Fisiopharma will give Zavante any assistance that Zavante may reasonably require to handle any such returns.

10.2.1              The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Zavante.  As used herein, the term, “Recall” will include any action (i) by Zavante to recover title to or possession of quantities of the Finished Drug Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Finished Drug Product from the market); or (ii) by any regulatory authorities to detain or destroy any of the Finished Drug Product. Recall will also include any action by either Party to refrain from selling or shipping quantities of the Finished Drug Product to third parties which would have been subject to a Recall if sold or shipped.

10.2.2              lf (i) any Regulatory Agency issues a directive, order or, following the issuance of a safety warning or alert about the Finished Drug Product, a written request that any Finished Drug Product should be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Zavante determines that any Finished Drug Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Finished Drug Product, Fisiopharma will co-operate as reasonably required by Zavante, having regard to all Applicable Laws.

10.3                        Fisiopharma will permit Zavante or its representative to monitor and inspect, as reasonably needed, that portion of the Facility where the Bulk Drug Vials is manufactured, packaged or stored and review such related documents as is reasonably necessary for the purpose of assessing Fisiopharma’s compliance with the cGMP, the Specifications, applicable manufacturing procedures, Applicable Laws and this Agreement.  Zavante will have the right to have an employee or representative present at the Facility during the preparation for the manufacture of the Bulk Drug Vials, and such employee or representative will be free to examine all aspects of such manufacturing operations and comment thereon to Fisiopharma.  Any Zavante employee or representative present at the Fisiopharma Facility will adhere to all applicable Fisiopharma policies, safety and security procedures.

10.4                        Healthcare Provider or Patient Inquiries. Zavante will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Fisiopharma from Zavante’s customers, healthcare providers or patients will be promptly referred to Zavante. Fisiopharma will co-operate as reasonably required to allow Zavante to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Fisiopharma will give Zavante all mutually agreed upon information that will enable Zavante to respond properly to questions or complaints about the Finished Drug Product and Bulk Drug Vials as set forth in the Quality Agreement.

10.5                        Reports.  Fisiopharma will supply on an annual basis all data regarding the Bulk Drug Vials in its control, including release test results, complaint lest results, and all investigations (in manufacturing, testing, and storage), that Zavante  reasonably  requires  in order to  complete  any  filing  under  any  applicable  regulatory  regime, including any Annual Report that Zavante is required to file with the FDA.  At the Fisiopharma’s request, Zavante will provide a copy of the Annual Product Review Report to Fisiopharma.

10.6                        Regulatory Filings.

10.6.1              Zavante will have the sole responsibility for filing and compiling all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Finished Drug Product. Fisiopharma will assist Zavante, to the extent consistent with Fisiopharma’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Bulk Drug Vials as quickly as reasonably possible. At least [**] prior to filing any documents with any Regulatory Authority that incorporate data generated by Fisiopharma, Zavante will give Fisiopharma a copy of the documents incorporating this data to give Fisiopharma the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Fisiopharma generated data. At least [**] prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (all such documentation herein referred to as “CMC”) related to any Marketing Authorization, such as an NDA, Zavante will give Fisiopharma a copy of the CMC as well as all supporting documents which have been relied upon to prepare the CMC. This disclosure will permit Fisiopharma to verify that the CMC accurately describes the work that Fisiopharma has performed and the manufacturing processes that Fisiopharma will perform under this Agreement. Zavante will give Fisiopharma copies of all FDA filings at the time of submission which contain CMC information regarding the Product.

11.                               Indemnification

11.1                        Zavante hereby agrees to and shall defend, indemnify, and hold harmless Fisiopharma, their affiliates and each of their respective employees, officers, directors and agents (the “Supplier Indemnitees”), from, against, and in respect of, any and all losses, judgments, damages, liabilities, suits, actions, expenses (including reasonable attorney’s fees), and proceedings arising from any claims of any third party to the extent resulting from:

11.1.1              any misrepresentation, breach of warranty, or the non-fulfillment of any obligation, covenant, or duty on the part of Zavante under this Agreement;

11.1.2              any claim, complaint, suit, proceeding or cause of action against any of the Supplier Indemnitees alleging physical injury or death, brought by or on behalf of an injured party, or loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured party due to such physical injury or death, and in each case arising out of the Finished Drug Product manufactured from the Bulk Drug Vials, except to the extent resulting from (i) any misrepresentation, breach of warranty, or the non-fulfillment of any obligation, covenant, or duty on the part of Fisiopharma under this Agreement, (ii) any negligence or willful misconduct of the Supplier Indemnitees in performing this Agreement, or (iii) any claim subject to Fisiopharma’s indemnification obligations under Section 11.2;

11.1.3              any negligence or willful misconduct of Zavante, its employees, officers and directors in performing this Agreement; and

11.1.4  any claim of patent infringement relating to the Bulk Drug Vials or the process for manufacturing Bulk Drug Vials (excluding any claim of patent infringement arising out of or relating to the Bulk Drug Vials or the process for manufacturing the Bulk Drug Vials), which claim, if true, would be in contravention of the representations, warranties and covenants of Zavante hereunder.

11.2                        Fisiopharma hereby agrees to and shall defend, indemnify, and hold harmless Zavante, its affiliates and each of their respective employees, officers, directors and agents (the “Zavante Indemnitees”), from, against, and in respect of, any and all losses, judgments, damages, liabilities, suits, actions, expenses (including reasonable attorney’s fees), and proceedings arising from any claims of any third party to the extent resulting from:

11.2.1              any misrepresentation, breach of warranty, or the nonfulfillment of any obligation, covenant, or duty on the part of Fisiopharma under this Agreement;

11.2.2              any claim, complaint, suit proceeding or cause of action against any of the Zavante Indemnitees alleging physical injury or death, brought by or on behalf of an injured party, or loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured party due to such physical injury or death, and in each case arising out of the Bulk Drug Vials supplied by Fisiopharma to Zavante, except to the extent resulting from (i) any misrepresentation, breach of warranty, or the non-fulfillment of any obligation, covenant, or duty on the part of Zavante under this Agreement,

(ii) any negligence or willful misconduct of the Zavante Indemnitees in performing this Agreement, or (iii) any claim subject to Zavante’s indemnification obligations under Section 11.1;

11.2.3              any negligence or willful misconduct of Fisiopharma or their respective employees, officers or directors in manufacturing the Bulk Drug Vials or performing any other obligations under this Agreement; and

11.2.4              any claim of patent infringement relating to the Bulk Drug Vials supplied to Zavante or the process for manufacturing the Bulk Drug Vials supplied to Zavante which claim, if true, would be in contravention of the representations, warranties and covenants of Fisiopharma hereunder.

11.3                        The indemnification obligations set forth in Sections 11.1 and 11.2 are subject to the following:  (a) the indemnifying Party must be notified by or on behalf of the indemnified Party in writing promptly after a claim is made, a suit is filed, or an action or investigation is initiated (each, a “Proceeding”) against the indemnified Party, unless such delay does not materially prejudice the indemnifying Party; (b) subject to the provisions set forth in this Section 11.3, the indemnifying Party shall be permitted to defend, control, conduct and prosecute, in the indemnifying Party’s sole discretion and by counsel of the indemnifying Party’s choosing, the defense of such Proceeding brought against the indemnified Party; (c) the indemnifying Party shall have the right in its sole discretion to settle, compromise or otherwise terminate the Proceeding solely upon the payment of money; provided, that, there is no finding or admission of any violation by any indemnified Party of (i) any law, rule or regulation, or (ii) the rights of any person; and provided, further, that, no such settlement shall prohibit any indemnified Party from importing the Bulk Drug Vials into the United States and Canada or making, using or selling products in the United States and Canada made from such Bulk Drug Vials; (d) the indemnified Party shall refrain from settling (or endeavoring to settle, or entering into settlement negotiations with respect to) any such Proceeding without the indemnifying Party’s prior written consent; (e) except as may otherwise be required by law, the indemnified Party shall not compromise the position of the indemnifying Party by admission, statements, disclosure or conduct (collectively, “Disclosure”) in a way that could prejudice the defense, control, conduct or prosecution of said cause of action (it being understood that no indemnified Party shall be deemed to have violated this provision so long as such Party has acted in good faith to fulfill its obligations under this provision); and (f) the indemnified Party shall cooperate with the indemnifying Party in the defense, conduct, prosecution or termination of the Proceeding, including the furnishing of information and the assistance from employees of the indemnified Party at the indemnifying Party’s reasonable request and expense.  With respect to clause (e) above, the indemnified Party will provide the indemnifying Party with prompt written notice in advance of any such Disclosure being made to permit the indemnifying Party to seek an appropriate protective order, restriction on response or withdrawal of the request for Disclosure.  If, however, any such request for relief by the indemnifying Party is denied or is otherwise unavailable, the relevant indemnified Party may make the Disclosure without any liability to the indemnifying Party.  The indemnified Party may, at its option and expense, participate in the indemnifying Party’s defense with counsel of its own choosing, and if the indemnified Party so participates, the Parties shall cooperate with one another in such defense in a commercially reasonable fashion.

Notwithstanding any provision in this Agreement to the contrary, Zavante shall at all times have the right to assume direction and control of the defense of any claim alleging infringement, misappropriation or violation of any patent, trade secret or other intellectual property right of any third party; provided, that Zavante will provide Fisiopharma with a reasonable opportunity to review and consult from time to time concerning the strategy and action plan (including possibly pursuing one or more licenses as appropriate), and in such event Fisiopharma shall cooperate and assist as requested in the defense of such claim and if Zavante finds it necessary or desirable to join Fisiopharma or ACS, or both, as parties, Fisiopharma shall execute all papers or perform such other acts as may reasonably be required by Zavante.  Further, Fisiopharma shall settle not consent to the entry of any judgment with respect to any such claim, without Zavante’s prior written consent.

11.4                        The indemnification rights provided for herein are in addition to, and not in substitution for, any and all remedies available to a Party under this Agreement or otherwise at law or in equity.  Notwithstanding anything to the contrary in this Section 11, each Party may, and expressly reserves the right to, seek judicial relief from any court of competent jurisdiction in order to obtain an injunction or other equitable relief.

11.5                        IN NO EVENT SHALL ANY OF THE PARTIES HERETO BE RESPONSIBLE OR LIABLE TO THE OTHER UNDER ANY PROVISION OF THIS AGREEMENT OR UNDER ANY THEORY OF NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS.  FOR THE PURPOSE OF CLARITY, NOTHING IN THIS SECTION IS INTENDED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF ANY PARTY WITH RESPECT TO THE CHARACTERIZATION OF ANY CLAIM BY A THIRD PARTY AS CONSEQUENTIAL, INDIRECT, SPECIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS.

12.                               Costs and Expenses of Recall

12.1                        Zavante shall have sole control and responsibility for conducting all Recalls of units of any Finished Drug Product and Bulk Drug Vials; provided, however, that Fisiopharma agrees to reimburse Zavante for all of its reasonable costs and expenses incurred with respect to any Recalls arising out of any of the causes set forth in Sections 11.2.1 through 11.2.4.  This Section 12 is intended to augment and not limit the indemnification provisions of Section 11 herein. The Quality Agreement shall include additional procedures, including specific responsibilities of both Parties, regarding Recalls of the Finished Drug Product and Bulk Drug Vials.

13.                               Term and Termination.

13.1                        This Agreement shall be effective for a period of ten (10) calendar years from the Effective Date hereof (the “Initial Term”) and shall be automatically renewed for additional one (1) calendar year terms unless written notice of intent to terminate is provided by Zavante at least six (6) months prior to the expiration of the Initial Term or any extension term.

13.2                        This Agreement may be terminated by (i) Zavante upon [**] written notice to Fisiopharma, as the case may be, of a failure by Fisiopharma to perform or observe any material covenant, condition or agreement to be performed or observed by it under this Agreement, unless such breach has been cured within the [**] notice period and (ii) Fisiopharma upon [**] written notice to Zavante of a failure by Zavante to perform or observe any material covenant, condition or agreement to be performed or observed by it under this Agreement, unless such breach has been cured within the [**] notice period; provided, however, that with respect to a failure to timely supply ordered quantities of Bulk Drug Vials under this Agreement, Fisiopharma combined shall have the right to cure such breach no more than once during the term of this Agreement unless otherwise agreed by Zavante in writing.

13.3                        Zavante may terminate this Agreement effective immediately upon written notice to Fisiopharma in the event that (a) Fisiopharma dissolves, is declared insolvent or bankrupt by a court of competent jurisdiction; (b) a voluntary or involuntary petition of bankruptcy is filed in any court of competent jurisdiction by Fisiopharma; or (c) this Agreement is assigned by Fisiopharma for the benefit of creditors.  Fisiopharma may terminate this Agreement effective immediately upon written notice to Zavante in the event that (x) Zavante dissolves, is declared insolvent or bankrupt by a court of competent jurisdiction; (y) a voluntary or involuntary petition of bankruptcy is filed in any court of competent jurisdiction by Zavante; or (z) this Agreement is assigned by Zavante for the benefit of creditors.

13.4                        Zavante may terminate this Agreement upon thirty (30) days’ prior written notice to Fisiopharma (or a shorter period required by the agency with jurisdiction) in the event that any governmental agency takes any action, or raises any objection, that prevents Zavante from importing, exporting, purchasing or selling either the Bulk

Drug Vials or the Bulk Drug Vials for a period reasonably anticipated to endure for more than one hundred twenty (120) days.

13.5                        In the event of termination of this Agreement by Zavante due to an uncured breach of this Agreement by Fisiopharma’s dissolution, insolvency or bankruptcy pursuant to Section 13.3, Fisiopharma will supply Bulk Drug Vials directly to Zavante, at Zavante’s election, under terms of an agreement no less favorable to Zavante than the terms herein.

13.6                        Zavante may terminate this Agreement effective immediately upon written notice to Fisiopharma should any legal proceeding be instituted against Fisiopharma, which is reasonably likely to materially adversely impact Fisiopharma’s ability to properly perform under this Agreement or subject Zavante to any material risk of liability or loss.

13.7                        In the event of termination of this Agreement by Zavante pursuant to Section 13.4, Zavante agrees to pay an amount equal to the Price for up to [**] of safety stock then actually held by Fisiopharma pursuant to Section 4.5 hereof (provided that Fisiopharma shall use best efforts to mitigate the cost to Zavante of such safety stock by utilizing such safety stock for other customers to the extent possible).

13.8                        The provisions of this Section 13 as to termination shall not limit or restrict the rights of any Party to seek remedies or take measures that may be otherwise available to it at law or equity in connection with the enforcement and performance of obligations under this Agreement.

14.                               Notices

Any and all notices required to be given under this Agreement will be in writing and effective upon receipt, sent by facsimile transmission, mailed postage prepaid by first-class certified or registered mail, or sent by express courier service, at the respective addresses, as follows:

If to Zavante, to:	Zavante Therapeutics, Inc.
11750 Sorrento Valley Road, Suite 250
San Diego California 92121
USA
Attention: Chief Operating Officer
Facsimile Number: +1 858-299-4940

If to Fisiopharma, to:	Fisiopharma, S.r.l.
Nucleo Industriale
84020 Palomonte (SA)
Italy
Attention: General Manager
Facsimile Number: [**]
Electronic Address: [**]

15.                               Miscellaneous

15.1                        Force Majeure.  In the event that any Party hereto is prevented from complying, either in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike or lockout, riot, war, rebellion, lack or failure of transportation facilities, court order, accident, or Acts of God, and to the extent that the foregoing are beyond a Party’s reasonable control, then, unless conclusive evidence to the contrary is provided, upon written notice by the Party whose performance is so affected to the other, the requirements of this Agreement so affected (to the extent affected) shall be suspended during the period of, and only to the extent of, such disability.  Said Party shall be excused by reason of said force majeure only so long as it is exercising its best efforts to overcome said reason.

15.2                        Assurances.  Each Party to this Agreement shall execute, acknowledge and deliver such further instruments and documents, and do all such other acts and things as may be required by law or as may be necessary or advisable to carry out the intents and purposes of this Agreement.  The Parties will cooperate with each other and offer reasonable assistance in carrying out their respective responsibilities under this Agreement.

15.3                        Compliance with Laws.  Each Party will comply with all Applicable Laws in the conduct of its responsibilities and activities under this Agreement. In addition, each Party shall comply with all anti-corruption and anti-bribery laws and regulations, including but not limited to, the U.S. Foreign Corrupt Practices Act (FCPA).  Each Party, and its respective officers, directors, employees, agents and representatives, represents that it has not and will not pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of (a) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such governmental agency or such public international organization or such political party; (b) inducing such person to use his influence with such governmental agency or such public international organization or such political party to affect or influence any act or decision thereof; or (c) securing any improper advantage.

15.4                        Governing Law.  This Agreement shall be construed in accordance with the internal laws of England and Wales, without reference to the conflict of laws provisions thereof.  Each of the Parties hereto consents and agrees to the exclusive jurisdiction and venue of the state and federal courts sitting within London, England, in connection with any legal proceedings brought by any other part relating to the subject matter of this Agreement and further agrees and consents that any resulting judgment rendered by any such court against a Party shall be valid and binding on such Party and may be entered in any jurisdiction in which such Party is located.

15.5                        Severability.  If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby unless the purposes of the Agreement cannot be achieved.  In the event any provision shall be held invalid, illegal, or unenforceable the Parties shall use best efforts to substitute a valid, legal, and enforceable provision which insofar as practical implements the purposes hereof.

15.6                        No Assignment.  No Party shall assign its rights and/or obligations under this Agreement without the prior written consent of the other Parties hereto, except that (a) Zavante may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business to which the subject matter of this Agreement relates or in connection with any merger, consolidation or reorganization, without Fisiopharma’s prior written consent; and (b) Fisiopharma may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business to which the subject matter of this Agreement relates or in connection with any merger, consolidation or reorganization with Zavante’s prior written consent, which consent may not be unreasonably withheld.

15.7                        Waiver.  No delay, waiver, omission or forbearance on the part of any Party to exercise any right, option, duty or power arising out of any breach or default by any other Party of any of the terms, provisions or covenants hereof, will constitute a waiver by such Party of its rights to enforce any such right, option, duties or power as against the other Party hereto, or its rights as to any subsequent breach or default by the other Party.

15.8                        Survival.  Upon termination or expiration of this Agreement, the obligations of the Parties which by their nature should survive and the obligations under Sections 7-15 of this Agreement and under any existing confidentiality agreements between the Parties shall survive.

15.9                        Entire Agreement.  This Agreement and the Schedules attached hereto and the confidentiality agreements referenced in Section 15.8 constitute the full understanding and entire agreement between the Parties and supersede any and all prior oral or written understandings and agreements with respect to the subject matter hereof.  No terms, conditions, understandings, or agreements purporting to modify, amend, waive or terminate this Agreement, or any provision hereof, shall be binding except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by the authorized signatories of the Parties hereto.  No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under this Agreement shall affect the right of any Party to enforce any other claim or right hereunder.

15.10                 Binding Agreement.  Subject to Section 15.6, this Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall insure to the benefit of the Parties and their respective successors and permitted assigns.

15.11                 Headings.  The headings used in this Agreement are for convenience of reference only and are not a part of the text hereof.

15.12                 Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall together constitute a single agreement.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereby agree to the terms and conditions of this Agreement.

Zavante Therapeutics, Inc.		Fisiopharma, S.r.l.

By:	/s/ Theodore R. Schroeder	By:	/s/ Nicola Cadei
Name: Theodore R. Schroeder		Name: Nicola Cadei
Title: President & CEO		Title: General Manager
Date: April 25, 2017		Date: 20 April 2017
		By:	/s/ Marek Dziki
Name: Marek Dziki
Title: Board Member
Date: 20 April 2017

[SIGNATURE PAGE TO MANUFACTURING AND SUPPLY AGREEMENT]

SCHEDULE A

TECHNOLOGY TRANSFER ACTIVITIES, TIMING AND COSTS

		Responsibility			Estimated	Estimated Cost to be
	Technology Transfer Deliverables	Zavante	Fisiopharma	Shared	Completion Date	paid by Zavante*
1	[**]	X
2	[**]		X		[**]	[**]
3	[**]		X		[**]	[**]
4	[**]		X		[**]	[**]
5	[**]		X		[**]	[**]
6	[**]		X		[**]	[**]
7	[**]		X		[**]	[**]
8	[**]		X		[**]	[**]
9	[**]	X			[**]	[**]
10	[**]		X		[**]
11	[**][**]		X		[**]	[**]
	TOTAL COSTS					[**]

* Zavante shall not be responsible for any amounts in excess of the estimates shown in this table unless agreed to in advance in writing by Zavante.

Payment: [**]% of these costs will be paid within [**] of signing this Agreement and the remainder will be paid upon successful completion of the last of the [**] Registration Lots.

SCHEDULE B

BULK DRUG VIAL SPECIFICATIONS

The Bulk Drug Vials (fosfomycin sodium, injection for intravenous use) Specification is provided below.  Note that impurity acceptance criteria (along with in-house release criteria) are DRAFT.

Parameter	Acceptance Criteria	Analytical Method
Appearance	[**]	[**]
Identification IR	[**]	[**]
Identification HPLC	[**]	[**]
Assay (fosfomycin disodium)(1)	[**]	[**]
Degradation Products (1)
Impurity A(2)	[**]	[**]
Impurity B	[**]
Impurity C	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]
Any single unspecified degradant	[**]
Total degradants	[**]	[**]
Average weight	[**]	[**]
Content uniformity	[**]	[**]
Water content	[**]	[**]
Dissolution time	[**]	[**]
Appearance of solution	[**]	[**]
pH	[**]	[**]
Particulate matter	[**]	[**]
Sterility	[**]	[**]
Bacterial endotoxins	[**]	[**]

(1)             Test performed by an external laboratory under contract.

(2)             Also referred to as “glycol”: Disodium (1,2-dihydroxipropyl) phosphonate

NOTE: In-house release specifications for impurities will be set lower than the regulatory specification as shown below:

Degradation Products	In-House Acceptance Criteria (for drug product Release)
Impurity A	[**]
Impurity B	[**]
Impurity C	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Any single unspecified degradant	[**]
Total degradants	[**]

Primary Container Closure System

Component	Material	Supplier
Container: 50mL vial	Type I clear glass, USP	[**]

Closure: Stopper	dark grey butyl rubber	[**]

Overseal: Crimp with flip-off cap	Crimp: aluminum, Flip-off cap: blue plastic	To be selected

Secondary Packaging

Bulk Drug Vials shall be filled, stoppered, capped and coded.

Bulk Drug Vials will be placed in trays (similar to those used by vial manufacturers) and the trays will be placed into a shipper carton. The trays and carton will also provide physical protection to the individual vials during transportation to Zavante’s USA-based packaging contractor. The number of Bulk Drug Vials per tray and carton will be agreed between the Parties prior to production of Registration Lots.

Each shipper carton will include a shipper label that will be placed on the sealed carton.

Sealed cartons will then be placed onto a USA standard, heat-treated wooden pallet and shrink-wrapped to the pallet. The number of cartons and the configuration on each pallet will be agreed between the Parties prior to production of Registration Lots.

Drug Product Batch size

The batch size of the Bulk Drug Vials will be based on one full API Mixture batch of approximately [**].

SCHEDULE C

PRICE

A.            The Parties agree that the Price for Bulk Drug Vials shall be €[**] per vial for annual volumes up to [**] vials.

B.            The Parties agree to establish a Price discount schedule once annual volumes forecasted by Zavante exceed [**] vials in any [**] period. The Price discount schedule will be the subject of an amendment to this Agreement.

Amendment to

AMENDED AND RESTATED

PHARMACEUTICAL MANUFACTURING

AND EXCLUSIVE SUPPLY AGREEMENT

This Amendment (this “Amendment”) to the Amended and Restated Pharmaceutical Manufacturing and Exclusive Supply Agreement, dated as of the 25th day of April, 2017 (the “Agreement”), by and between Zavante Therapeutics, Inc., a Delaware corporation with a principal place of business at 11750 Sorrento Valley Road, Suite 250, San Diego, CA 92121 (“Zavante”) and Fisiopharma, S.r.l., a corporation organized under the laws of Italy, with a place of business located at Via Andrea Appiani, 22, Milano, Italy, will be effective as of the [  ] day of May, 2017 (the “Amendment Effective Date”).

WHEREAS, the Parties have entered into and now desire to amend the Agreement to revise Schedule A to the Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

1.              Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.              Amendment to the Agreement. As of the Amendment Effective Date (defined above), the Agreement is hereby amended or modified as follows:

(a)                                 The attached copy of Schedule A, “Technology Transfer Activities, Timing and Costs” shall replace, in its entirety, the copy of Schedule A included in the Agreement.

3.              Date of Effectiveness; Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives as of the Amendment Effective Date.

Fisiopharma, S.r.l.		Zavante Therapeutics, Inc.

By:	/s/ Nicola Cadei	By:	/s/ Robert DiVasto

Name:	Nicola Cadei	Name:	Robert DiVasto
Title:	General Manager	Title:	SVP, Manufacturing

By:	/s/ Marek Dziki

Name:	Marek Dziki
Title:	Board Member

SCHEDULE A

TECHNOLOGY TRANSFER ACTIVITIES, TIMING AND COSTS

					Estimated	Estimated Cost to
		Responsibility			Completion	be paid by
	Technology Transfer Deliverables	Zavante	Fisiopharma	Shared	Date*	Zavante**

1	[**]	X
2	[**]		X			[**]
3	[**]		X			[**]
4	[**]		X			[**]
5	[**]		X			[**]
6	[**]		X			[**]
7	[**]		X			[**]
8	[**]		X			[**]
9	[**]	X				[**]
10	[**]		X			[**]
11	[**][**]		X		[**]	[**]
	TOTAL COSTS					[**]

*   Completion date will be developed based on the completion date of [**] for Registration Lots

** Zavante shall not be responsible for any amounts in excess of the estimates shown in this table unless agreed to in advance in writing by Zavante.

Payment: [**]% of these costs will be paid within [**] of signing this Agreement and the remainder will be paid upon successful completion of the last of the [**] Registration Lots.